Exhibit 10.3

AGREEMENT

BETWEEN

TETON ENERGY CORPORATION

AND

ANDREW M. SCHULTZ

(Executive)

This agreement, dated as of April 1, 2006 (the “Agreement”), is entered into by and between Teton Energy Corporation, a Delaware corporation (the “Company”), and Andrew M. Schultz (“Executive”) (collectively, the “Parties,” individually, a “Party”).

Whereas, the Executive has been providing services for the Company under a consulting agreement as a contract petroleum engineer; and

Whereas, the Parties desire to establish the rights, duties and obligations of each, which shall be generally stated herein and which may be more fully stated in other agreements between the parties, including performance share agreements, restricted stock award agreements, and other employment or incentive related agreements as the Company or its Board of Directors may adopt from time to time;

Now, Therefore, in consideration of the promises, and for other good and valuable consideration, the Company and Executive agree as follows:

Teton Energy Corporation • 410 17th Street, Suite 1850 • Denver, CO 80202 • Tel: 303-565-4600

ARTICLE ONE

EMPLOYMENT AGREEMENT

1.1                               Title and Duties.

(i)                                     Executive shall serve as Vice President, Production of the Company.

(ii)                                  Executive’s employment shall be for an initial term of one (1) year, commencing from April 1, 2006. The term of this Agreement shall be automatically extended on the day after the first year anniversary of the date of this Agreement, and on each second anniversary thereof, for an additional two (2)-year periods unless, with respect to any such extension, either party notifies the other in writing, not less than 60 days prior to any anniversary hereof, that he or it, as the case may be, desires to terminate this Agreement as of the end of its term.

(iii)  Executive shall report to the Chief Executive Officer (the “CEO”) and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the CEO. During the term of this Agreement, Executive shall, subject to the direction of the CEO, oversee and direct the operations of the Company, and shall perform such duties as are customarily performed by a vice president of production of a company such as the Company or as are otherwise delegated to him from time to time by the Company’s CEO.

(iv)  During the term of this Agreement, except as otherwise approved by the CEO or as provided below, Executive shall devote substantially all of his entire working time, attention and energy to the business and affairs of the Company and in the advancement of the best interests of the Company and its subsidiaries. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:  (a) serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries; (b) fulfilling speaking engagements; (c) engaging in charitable and community activities; and (d) managing his personal business and investments.

Specifically, during the entire term of this Agreement, including any extension thereof, the Executive shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. In furtherance of the foregoing:

(w) The Executive represents that his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity. The Executive specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity.

(x) Executive shall not, without disclosure to and approval of the Board of Directors of the Company, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company except that ownership of not more than 2% of the outstanding securities of any class of any publicly-held corporation shall not be deemed a violation of this sub-paragraph 1.1(iv)(x). Executive and the Board agree that the list of activities and interests attached as Exhibit A to this Agreement shall be considered appropriately disclosed and approved.

(y) Executive shall promptly disclose to the directors of the Company, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than 2% of the outstanding securities of any class of any publicly held corporation.

(z) The Executive shall not disclose to any person or entity any confidential or secret information with respect to the business or affairs of the Company, or any of its subsidiaries or affiliates.

Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (i) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company, (ii) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (iii) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Company’s Board of Directors.

1.2                               Base Salary.

Executive shall receive an initial annual base salary of $165,000, payable bi-monthly in arrears (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. The Base Salary shall be reviewed by the CEO annually for adequacy.

1.3                               Cash Bonus.

The Executive shall be eligible for any cash bonus component of up to 100% of the Executive’s salary that may be approved by the Compensation Committee of the Board of Directors from time to time.

1.4                               Long-term Incentive Plan Participation.

Executive shall be entitled to participate in the Company’s Long-term Incentive Plan, based on assessment by the Board or its Compensation Committee, of both corporate and personal performance. Upon a change in control, as defined in paragraph 3.1 herein, all awards and equity-based compensation will be treated in the same manner as if Executive’s employment were terminated by the Company not for cause under paragraph 1.6(ii) herein.

1.5                               Severance Benefit.

At any time on or after a change in control of the Company, as defined in paragraph 3.1, if Executive’s employment is terminated, other than for cause, the provisions of paragraph 1.6(ii) herein shall apply.

1.6                               Termination.

As provided in this section, this Agreement may be terminated (a) by the Company for Cause or without Cause, (b) may be terminated by Executive for Good Reason or no reason, (c) upon the death or disability of the Executive, or (d) upon the natural expiration of the term of this Agreement with no extension.

(i)                                     For Cause. This Agreement may be terminated by the Company for Cause by written notice to Executive, specifying the event relied upon for such termination, within thirty (30) days of such event. “Cause” shall be defined solely as (a) Executive’s defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of his employment with the Company which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement; (b) Executive’s conviction of a felony or of any crime involving moral turpitude, and affirmance of such conviction following the exhaustion of any appeals; (c) chronic unapproved absenteeism (other than for a temporary or permanent Disability), which remains uncured following thirty (30) days after written notice of such alleged Cause by the Board of Directors; or (d) any material and substantial breach by Executive of other terms and conditions of this Agreement, which, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Company or on Executive’s ongoing abilities to carry out his duties under this Agreement and which remains uncured following thirty (30) days after written notice of such alleged Cause by the Board of Directors.

(ii)                                  Without Cause. The termination by Company of Executive’s employment for any reason other than those specified in the preceding paragraph 1.6(i) shall be deemed to be a termination of his employment Without Cause, following which (a) Company will pay Executive in a sum of six (6) months severance, which may be payable in a lump sum or in equal monthly installments, at the Company’s option; (b) all equity-based compensation, including compensation pursuant to the Corporation’s Long-term Incentive Plan shall immediately vest; (c) all Performance Share Units and Stock Appreciation Rights (as those terms are defined in the Long-Term Incentive Plan) shall be payable in Common Stock; and (d) the Company shall withhold an amount reasonably related to the amount of any excise and income taxes payable by Executive as a result of any payments in Common Stock triggered by this Agreement, or other agreements between Executive and the Company, or any of its subsidiaries, in order to assure compliance with applicable federal and state tax laws.

(iii)                               Reduction of Duties, etc. Executive may terminate this Agreement for Good Reason at any time during Executive’s employment, without the Company’s prior written consent, (a) in the event of any material adverse change in or reduction by the Company of Executive’s functions, duties or responsibilities, (b) Executive is asked to move from his current primary residence and does not desire to do so, (c) any removal of Executive from any of the positions contemplated by this Agreement, or (d) other material breach of this Agreement by the Company, by written notice to the Company specifying the event relied upon for such termination, within ninety (90) days after such event. Such termination will have the same effect as a termination Without Cause by the Company as set forth in paragraph 1.6(ii).

(iv)                              Change in Control. In the event of a change in control, which change in control occurs after November 1, 2006, Executive may terminate this Agreement (a) immediately before or after such change in control, for whatever reason, and regardless of the consequences of such change in control to Executive, (b) during the first twelve (12) months after such change in control, if Executive in his sole discretion concludes that his continued employment is not acceptable to him, or (c) during the first twenty-four (24) months after such change in control, if Executive in his sole discretion, concludes that his duties, responsibilities or authorities have materially changed. In such event such termination shall have the same effect as if Executive were terminated without cause as set forth in paragraph 1.6(ii).

(v)                                 Death or Disability. In the event of Executive’s death during his employment hereunder, his base salary shall be paid to his estate or legally appointed representative through the end of the month in which it occurs. If Executive becomes physically or mentally disabled so as to become unable, for a period of more than six consecutive months or for shorter periods aggregating at least six months during any twelve-month period, to perform his duties hereunder on a substantially full-time basis, Executive’s employment shall terminate, with no further payments of base salary as of the end of such six months or such twelve-month period. Upon Executive’s death or disability all vesting schedules, performance goals or other restrictions applicable to Executive’s equity-based compensation, deferred compensation, life insurance, retirement, or other benefits provided herein or in other agreements between Executive and the Company, or any of its subsidiaries, then in effect, shall be deemed satisfied. In the event of the Executive’s death, the Executive’s spouse or estate shall receive the Executive’s Teton equity-based compensation as provided in the applicable plan governing the treatment of such awards under such circumstances. Executive’s bonus for such year shall be prorated through the end of the month in which his death occurs or the date of termination in the event of his disability.

(vi)                              Termination by Executive without Good Reason. Upon a written notice stating the effective date 30 days prior to the stated effective date, Executive may terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason. In the event that Executive terminates his employment without Good Reason, then he shall be entitled to

Executive’s then Base Salary paid as of the effective date of termination; any earned but unpaid Bonus for the preceding fiscal year; and any unreimbursed business expenses or dues described in this Agreement.

(vii)                           Continuation of Payments During Disputes. The Parties recognize that in the event of any dispute as to Executive’s entitlement to continuing compensation under any of the provisions of this Agreement, the Company’s economic position is greatly stronger than that of Executive, and that Executive would suffer substantial and continuing injury should the Company cease payment of compensation due to Executive hereunder in the case of a termination which the Company contends is for cause, or if the Company disputes Executive’s entitlement to invoke his right to terminate his employment under paragraph 1.6(iii) or (iv). Accordingly, the Parties have agreed that (a) in the case of any termination which the Company contends is for cause, but Executive claims is not for cause, or (b) in the case of any termination by Executive under paragraph 1.6(iii) or paragraph 1.6(iv), the Company shall continue to pay all compensation due to Executive hereunder until the resolution of such dispute, but the Company shall be entitled to repayment of all sums so paid, if it ultimately shall be determined by a court of competent jurisdiction, in a final non-appealable decision, that (x) the termination was for Cause, or (y) such termination by Executive was not authorized under paragraph 1.6(iii), or paragraph 1.6(iv), and all sums so repaid shall bear interest at the prime rate as published in The Wall Street Journal on the date on which such court makes such determination. Any such reimbursement of payments by Executive shall not include any legal fees or other loss, costs, or expenses incurred by the Company, notwithstanding paragraph 2.8 hereof. This provision is made by the Parties for the purpose of compensating Executive for the loss he would suffer in the case of an unfounded discontinuation of compensation, and to encourage fairness and equitable dealing between the Parties in the event of dispute.

1.7                               Benefits.

(i)  Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(ii)  Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

(iii)  Executive shall be entitled to four (4) weeks of vacation per calendar year, which vacation level shall be reviewed by the compensation committee of the Company’s Board from time to time. In the event that all four weeks of Executive’s vacation are not used in any calendar year, Executive may carry over two weeks of vacation into a subsequent year. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance can not be retroactively reapplied.

Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, or upon the death of an employee, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation, will result in the forfeiture of any unused paid vacation credit.

(iv)  The Company shall provide, in its articles of incorporation and its bylaws, in a form reasonably satisfactory to Executive, for his indemnification to the maximum extent permissible by law.

1.8                               Expense Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. Teton shall reimburse business expenses of Executive related to Teton business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside the US, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel in Russia or other countries (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

ARTICLE TWO

MISCELLANEOUS

2.1                               Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

2.2                               Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that Delaware law shall govern with respect to the provisions governing indemnification of Executive.

2.3                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

2.4                               Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

2.5                               Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

2.6                               Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

2.7                               Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

2.8                               Attorneys’ Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

2.9                               No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

2.10                        Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

2.11                        Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

2.12                        Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

2.13                        Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto.

ARTICLE THREE

CHANGE IN CONTROL

3.1                               Definition. For purposes of this Agreement and any other agreement between Executive and the Company, or any of its subsidiaries, a “change in control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of any class of voting securities of the Company’s then outstanding securities; or (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) the stockholders of the Company approve a definitive agreement (A) for a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, (B) for the sale or other disposition of all or substantially all of the assets of the Company, other than a sale or other disposition of all or substantially all of the assets of the Company that was in existence or had been announced prior to the effective date of this Agreement, even if its ultimate closing does not occur until after the effective date of this Agreement, (C) for the merger of another corporation into the Company if, as a result of such merger, less than sixty percent (60%) of the outstanding voting securities of the Company shall be owned, immediately after such merger, by the owners of the voting shares of the Company outstanding immediately prior to such merger, or (D) any combination of the foregoing.

ARTICLE FOUR

NON-COMPETETITION & CONFIDENTIALITY

4.1                               Non-Competition. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (i) the Company is engaged in oil and gas business, (ii) maintains secret and confidential information, (iii) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (iv) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees to the following:

(a)                                  Executive shall not use or disclose at any time during Executive’s employment with the Company, or at any time thereafter, any trade secret or proprietary or confidential information of the Company or any of its affiliates.

(b)                                 During Executive’s employment with the Company and for so long as Executive receives any severance benefit provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company, with the exception of the outside activities listed in Exhibit A; provided, however, that Executive may own not more than 2% of the outstanding securities, or equivalent equity interests, of any class of any corporation or firm which is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

(c)                                  Executive agrees to receive confidential, proprietary and other information of the Company in confidence, and not, directly or indirectly, during the term of is employment or any time after his employment is terminated for any reason to disclose or furnish to others, assist others in the application of or use for Executive’s own gain, such information, including, but not limited to, the Company’s customer, supplier, distributor and investor lists, trade secrets, methods of conducting or obtaining business. Furthermore, whether or not such information comprises proprietary information, trade secrets, or confidential information, Executive also agrees not to disclose, furnish to others, assist others in the application of, or use for Executive’s own gain, either any information within the categories of information herein above specifically listed, including the identity of any customers and/or investors of the Company, or any other information relating to the Company s business not made available by the Company to the public or in the public domain.

Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

4.2                               Confidentiality. Executive shall execute, if he has not already done so prior to the execution of this Agreement, the Company’s confidentiality agreement covering employees, which confidentiality agreement shall become an integral component of this Agreement.

ARTICLE V

INDEMNIFICATION

In consideration of the other mutual promises and agreements contained herein, Executive shall be covered under the following indemnification agreement, in addition to any other indemnification that may be available under relevant law or corporate agreements:

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available, and

WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks, and

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation, as amended and/or its Amended Bylaws, as amended (the “Corporate Documents”) provides for indemnification of officers and directors and further provides that indemnification of agents of the Company by the Company is authorized through agreements with such agents in certain circumstances and with certain limitations, and

NOW THEREFORE, as part of Executive’s Agreement the Company and Executive do hereby agree as follows:

1. Agreement to Serve. Executive agrees to serve or continue to serve as a director or officer of the Company for so long as Executive is duly elected or appointed or until such time as Executive tenders Executive’s resignation or Executive’s status as a director or officer is terminated.

2. Definitions. As used in this Agreement:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.

(b) The term “Corporate Status” shall mean the status of a person who is or was a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another Company, partnership, joint venture, trust, limited liability company or other enterprise.

(c)  The term “Expenses” shall include, without limitation, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, but shall not include the amount of judgments, fines or penalties against Executive or amounts paid in settlement in connection with such matters.

(d)  References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(e)  The term “Change of Control” shall mean the same as that term is used and defined in Article III of this Agreement.

3. Indemnification in Third-Party Proceedings. The Company shall indemnify Executive in accordance with the provisions of this Paragraph 3 if Executive was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a

Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of Executive’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties, liabilities or losses and, to the extent permitted by law, amounts paid or to be paid in settlement actually and reasonably incurred by Executive or on his behalf in connection with such Proceeding, if Executive acted in good faith and in a manner which Executive reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to of any criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

4. Indemnification in Proceedings by or in the Right of the Company. The Company shall indemnify Executive in accordance with the provisions of this Paragraph 4 if Executive was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Executive’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, judgments, fines, penalties, liabilities or losses and, to the extent permitted by law, amounts paid or to be paid in settlement actually and reasonably incurred by Executive or on his behalf in connection with such Proceeding, if Executive acted in good faith and in a manner which Executive reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this Paragraph 4 in respect of any claim, issue, or matter as to which Executive shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

5. Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Paragraph 10, the Company shall not indemnify Executive in connection with a Proceeding (or part thereof) initiated by Executive unless the initiation thereof was approved by the Board of Directors of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify Executive to the extent Executive is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to Executive and Executive is subsequently reimbursed from the proceeds of insurance, Executive shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

6. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Executive has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, Executive shall be indemnified against all Expenses incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Executive, (ii) an adjudication that Executive was liable to the Company, (iii) a plea of guilty or nolo contendere by Executive, (iv) an adjudication that Executive did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that Executive had reasonable cause to believe his conduct was unlawful, Executive shall be considered for the purposes hereof to have been wholly successful with respect thereto.

7. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, Executive must notify the Company in writing as soon as practicable of any Proceeding for which indemnity will or could be sought by him and provide the Company with a copy of any summons, citation, subpoena, complaint, indictment, information or other document relating to such Proceeding with which he is served. With respect to any Proceeding of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Executive. After notice from the Company to Executive of its election so to assume such defense, the Company shall not be liable to Executive for any legal or other expenses subsequently incurred by Executive in connection with such claim, other than as provided below in this Paragraph 7. Executive shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Executive unless (i) the employment of counsel by Executive has been authorized by the Company, (ii) counsel to Executive shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Company and Executive in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for Executive shall be at the expense of the Company, except as otherwise expressly provided by this Agreement. The Company shall not be entitled, without the consent of Executive, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for Executive shall have reasonably made the conclusion provided for in clause (ii) above. The Company shall not be required to indemnify Executive under this Agreement for any amounts paid in settlement of any

Proceeding effected without its written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor Executive will unreasonably withhold their consent to any proposed settlement.

8. Advancement of Expenses. Subject to the provisions of Paragraph 9 below, in the event that the Company does not assume the defense pursuant to Paragraph 7 of this Agreement of any Proceeding to which Executive was or is a party or is threatened to be made a party by reason of his Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith and of which the Company receives notice under this Agreement, any Expenses incurred by Executive or on his behalf in defending such Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by Executive or on his behalf in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of Executive to repay all amounts so advanced in the event that it shall ultimately be determined that Executive is not entitled to be indemnified by the Company as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of Executive to make repayment.

9. Procedure for Indemnification. In order to obtain indemnification or advancement of Expenses pursuant to Paragraphs 3, 4, 6 or 8 of this Agreement, Executive shall submit to the Company a written request, including in such request such documentation and information as is reasonably available to Executive and is reasonably necessary to determine  whether and to what extent Executive is entitled to indemnification or advancement of Expenses. Any such indemnification or advancement of Expenses shall be made promptly, and in any event within 30 days after receipt by the Company of the written request of Executive, unless with respect to requests under Paragraphs 3, 4 or 8 the Company determines within such 30-day period that such Executive did not meet the applicable standard of conduct for indemnification set forth in

Paragraph 3 or 4, as the case may be. The Board of Directors of the Company shall either (a) approve the indemnification and advancement of Expenses (i) by a majority vote of the Directors of the Company consisting of persons who are not at that time parties to the Proceeding (“Disinterested Directors”), whether or not a quorum; or (ii) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, whether or not a quorum; or (b) designate independent legal counsel (appointed by the Company and approved by Executive) who shall, within said 30-day period, provide a written opinion to the Board as to whether Executive has met the relevant standards of conduct for indemnification and advancement of Expenses. The obligations of the Company hereunder with respect to the payment of any Expenses, judgment, fine or penalty shall be subject to the condition that the independent legal counsel shall not have determined (in a written opinion) that Executive is not permitted to be indemnified under the applicable standards of conduct for indemnification.

The obligation of the Company regarding the advancement of Expenses pursuant to this Agreement shall be subject to the condition that, if, when and to the extent that the independent legal counsel determines that Executive is not permitted to be so indemnified, the Company shall be entitled to be reimbursed by Executive (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. If Executive has commenced legal proceedings (either before or after the determination by independent legal counsel) in a court of competent jurisdiction to secure a determination that Executive may be indemnified under this Agreement or otherwise, any determination made by the independent legal counsel that Executive is not permitted to be indemnified shall not be binding, and Executive shall not be required to reimburse the Company for any advancement of Expenses and shall continue to be entitled to the advancement of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has been no determination by the independent legal counsel or if the independent legal counsel determines that Executive is not permitted to be indemnified in whole or in part, Executive shall have the right to commence litigation in any court in the states of Colorado or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the independent legal counsel or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding.

10. Remedies. The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by Executive in any court of competent jurisdiction if the Company denies such request, in whole or in part, or if no disposition thereof is made within the 30-day period referred to above in Paragraph 9. Unless otherwise required by law, the burden of proving that indemnification is not appropriate shall be on the Company. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Executive has met the applicable standard of conduct, nor an actual determination by the Company pursuant to Paragraph 9 that Executive has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Executive has not met the applicable standard of conduct. Executive’s expenses (of the type described in the definition of “Expenses” in Paragraph 2(c)) reasonably incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Company.

11. Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses, judgments, fines, penalties or amounts paid in settlement to which Executive is entitled.

12. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Executive, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

13. Term of Indemnification. The Company’s agreements and obligations under this Agreement shall continue during the period Executive is a director or officer of the Company, and shall continue thereafter so long as Executive shall be subject to any possible claim or proceeding by reason of Executive’s service in such capacity. Executive’s rights under this Agreement shall inure to the benefit of Executive’s heirs, executors, and administrators.

14. Officer and Director Liability Insurance. In the event the Company’s Directors and Officers Insurance terminates or the scope or amount of coverage of the Company’s Directors and Officers Insurance be reduced from the scope and coverage in effect during the first year of the Agreement, the Company agrees to give Executive prompt notice thereof and to hold harmless and indemnify Executive to the fullest extent permitted pursuant to this Agreement and/or by applicable law to the full extent of the coverage that is in effect during the first year of this Agreement.

15. Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Executive may be entitled under the Corporate Documents, any agreement, any vote of stockholders or disinterested directors, the General Company Law of Delaware, any other law (common or statutory), or otherwise, both as to action in his official capacity and as to action in another capacity while holding office for the Company. Nothing contained in this Agreement shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or Executive against any expense, liability or loss incurred by it or him in any such capacity, or arising out of his status as such, whether or not Executive would be indemnified against such expense, liability or loss under this Agreement; provided that the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Executive has otherwise actually received such payment under any insurance policy (whether arising from an insurance policy provided to the Company, a subsidiary, a parent, or any other insurance policy), contract, agreement or otherwise.

16. Attorneys’ Fees. In the event that Executive institutes any legal action to enforce Executive’s legal rights hereunder, or to recover damages for breach of this Agreement, Executive, if Executive prevails in whole or in part, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by Executive with respect to the claims or matters on which Executive has prevailed.

17. Merger, Consolidation, or Change of Control. In the event that the Company shall be a constituent company in a consolidation or merger, whether the Company is the resulting or surviving company or is absorbed, or if there is a Change of Control, Executive shall stand in the same position under this Agreement as Executive would have with respect to the Company if its separate existence had continued or if there had been no Change of Control.

18. Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions under this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

19. Modification and Waiver. Notwithstanding any other provision of this Agreement, the indemnification provisions in this Article V of this Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons.

20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)                                  if to Executive, to:

(b)                                 if to the Company, to:

Teton Energy Corporation

410 17th Street – Suite 1850

Denver, CO  80202

Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

21. No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Delaware law or the Company’s Corporate Documents.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

/s/ James J. Woodcock		/s/ Andrew M. Schultz
Teton Energy Corporation		Executive
By:	James J. Woodcock
Its:	Director & Chairman, Compensation
Committee

EXHIBIT A

List of Outside Activities

Andrew M. Schultz

Company/Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated:  April 1, 2006

Initials:   Executive:              Company:

Teton Energy Corporation • 410 17th Street, Suite 1850 • Denver, CO 80202 • Tel: 303-565-4600